COMPOSITE

as amended through April 29, 2026

ARTICLES OF INCORPORATION

OF

BANCPLUS CORPORATION

The Composite of the Articles of Incorporation of BancPlus Corporation ("Corporation") are hereby stated as follows:

FIRST: The name of the Corporation is BancPlus Corporation.

SECOND: The period of its duration is perpetual.

THIRD: The specific purpose or purposes for which the corporation is organized, sated in general terms, are:

Primarily, to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "holding corporation" or "holding company," and especially to direct the operations of other corporations through the ownership of stock therein: to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock; to promote, lend money to, and guarantee the bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, or other securities or evidence of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidence of indebtedness or the property of this corporation.

To do any and all things and exercise any and all powers, rights and privileges which the corporation may now or hereafter be authorized to do under the Mississippi Business Corporations Act.

FOURTH:

(a) The aggregate number of shares the Corporation shall have the authority to issue is One Hundred Million (100,000,000) common shares of the par value of One and No/dollars ($1.00). The Corporation’s Board of Directors shall have the right to conduct one or more stock splits of the outstanding common shares as they may determine in their sole discretion. In conducting any such stock split or splits, the Board of Directors may proportionately adjust the par value of the common shares.

(b) The aggregate number of shares of preferred stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) with no par value, which preferred stock may be issued from time to time in one or more classes or series upon authorization by the Corporation’s Board of Directors.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of preferred stock in classes or series, and by filing Articles of Amendment pursuant to the applicable law of the State of Mississippi, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, and rights of the shares of each such class or series and the qualifications, limitations, or restrictions thereof.

The authority of the Board with respect to each classes or series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii) The dividend rate on the shares of that class or series; whether dividends shall be cumulative, and, if so, from which date or dates; and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(iii) Whether that class or series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) Whether that class or series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that class or series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that classes or series and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series;

(viii) Any other relative rights, preferences, and limitations of that class or series, including the stated value.

Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all classes or series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all classes or series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

FIFTH: The corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.

SIXTH: Provisions granting to shareholders the pre-emptive rights to acquire additional or treasury shares of the corporation are:

None.

SEVENTH: The post office address of its registered office is 1068 Highland Colony Parkway, Ridgeland, Mississippi 39157, and the name of its registered agent at such address is William A. Ray.

EIGHTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, the Articles of Incorporation (as amended from time to time, the “Articles”) or the By-Laws of the Corporation (as amended from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the Mississippi Business Corporation Act (“MBCA”) and the Articles.

(b) The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-laws.

(c) Prior to the 2026 annual meeting of shareholders, the directors, other than those who may be elected by the holders of shares of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock pursuant to the terms of Article Fourth hereof or any resolution or resolutions providing for the establishment of such class or series of stock adopted by the Board of Directors, shall be and are divided into three classes, with each class as nearly equal in number as possible. Each director elected prior to the 2026 annual meeting of shareholders shall serve for the full term to which such director was elected. At the 2026 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2027 annual meeting of shareholders; at the 2027 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2028 annual meeting of shareholders; and at the 2028 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected for terms of office expiring at the next annual meeting of shareholders and until a successor is elected and qualified or until the director’s prior death, resignation or removal. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, (i) at each annual meeting of shareholders beginning in 2026, successors to the directors whose terms expire at that meeting shall each be elected for a one-year term, and (ii) prior to the 2028 annual meeting of shareholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as may be possible to one-third (1/3) of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d) The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

(e) Any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.

(f) Subject to the terms of any one or more classes or series of preferred stock then outstanding, any vacancy on the Board of Directors that results from (i) removal of a director, (ii) an increase in the number of directors or (iii) death, resignation, disqualification or any other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains, including by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(g) Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors, if any, elected separately by the holders of one or more classes or series of Preferred Stock shall not be governed by this Article EIGHTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such class or series of Preferred Stock.

NINTH: Except as otherwise required by law, special meetings of the shareholders of the Corporation, for any purpose or purposes, may be called at any time only (a) by the Chairman of the Board of Directors, (b) by the Chief Executive Officer of the Corporation, or (c) by the Board of Directors. Any power of the shareholders to call a special meeting of shareholders is hereby specifically denied.

Advance notice of shareholder nominations for the election of directors of the Corporation and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the By-Laws. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto) shall be transacted at any special meeting of shareholders.

TENTH:

(a) A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 79-4-8.33 of Mississippi Code of 1972, as amended; or (iv) an intentional violation of criminal law.

(b) The Corporation shall indemnify and hold harmless any person (or the heirs, executors and administrators of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, formal or informal (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act (“MBCA”) in effect from time to time (the "Act") and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act or Miss. Code Ann. § 81-5-105 (1972, as amended), or would be disqualified for indemnification under the Act or Miss. Code Ann. § 81-5-105 (1972, as amended) because he was adjudged liable to the Corporation in connection with a Proceeding by or in the right of the Corporation or was otherwise adjudged liable on the basis that he improperly received a personal benefit, or for any other reason, if a determination is made by (i) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed in (i) or (ii) of (B) or (b) if a quorum of the board of directors cannot be obtained under (i) and a committee cannot be designated under (ii) of (B), selected by majority vote of the full board of directors (in which selection directors who are parties may participate), (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. The Corporation upon request shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as (1) such person furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to final ability to make repayment or to collateral and (2) a determination is made by any of the persons described in (i) through (iv) of the preceding sentence that the facts then known to those making the determination would not preclude indemnification under this ARTICLE TENTH. Such request need not be accompanied by the affirmation otherwise required by the Act.

(c) Neither the amendment nor repeal of this ARTICLE TENTH, nor the adoption or amendment of any other provision of the Corporation's By-Laws or the Articles of Incorporation inconsistent with this ARTICLE TENTH, shall apply to or affect in any respect the applicability of the preceding two paragraphs with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(d) The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons may be entitled as a matter of law.

(e) The Board of Directors or shareholders of the Corporation may adopt a policy for the indemnification of directors, officers, employees and agents of the Corporation, as they from time to time see necessary or prudent in the best interest of the Corporation.

(f) The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, and other employees to the extent that such indemnification is allowed in the preceding paragraphs. Such insurance may, but need not be for the benefit of all directors, officers, or employees.

(g) If any provision of this ARTICLE TENTH is contrary to, prohibited by, or deemed invalid under the applicable laws or regulations of any jurisdiction in which it is sought to be enforced, then such provision shall be deemed inapplicable but shall not invalidate the remaining provisions of this ARTICLE TENTH.

ELEVENTH: Meetings of shareholders may be held within or without the State of Mississippi, or solely by means of remote communication, as provided by, or in the manner provided in, the By-Laws. The books of the Corporation may be kept outside the State of Mississippi at such place or places or in such form as may be designated from time to time by the Board of Directors or in the By-Laws, subject to compliance with the MBCA. Elections of directors need not be by written ballot.

TWELFTH: In furtherance, and not in limitation, of the powers conferred upon it by the laws of the State of Mississippi, the Board of Directors shall have the power without the assent or vote of the shareholders to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors present in person or by proxy and entitled to vote at any meeting of the shareholders if notice of such proposed adoption, amendment, alteration or repeal is contained in the notice of the meeting.

THIRTEENTH: If any provision or provisions of the Articles of Incorporation, as amended from time to time, shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Articles of

Incorporation, as amended from time to time, (including, without limitation, each portion of any paragraph of the Articles of Incorporation, as amended from time to time, containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of the Articles of Incorporation, as amended from time to time, (including, without limitation, each such portion of any paragraph of the Articles of Incorporation, as amended from time to time, containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law.

CERTIFICATE OF DESIGNATIONS
OF
SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES ECIP

OF

BANCPLUS CORPORATION

BancPlus Corporation, a corporation organized and existing under the laws of the State of Mississippi and an Eligible Financial Institution (the “Issuer”), in accordance with the provisions of Sections 79-4-6.02 and 79-4-10.05 of the Mississippi Business Corporations Act thereof, does hereby certify:

The Board of Directors, in accordance with the Articles of Incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on May 17, 2022 creating a series of 250,000 shares of Senior Preferred Stock of the Issuer designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation and bylaws of the Issuer and applicable law, a series of Senior Preferred Stock, stated value no par per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of senior preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP” (the “Designated Senior Preferred Stock”). The authorized number of shares of Designated Senior Preferred Stock shall be 250,000

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)
“Board of Directors” means the Board of Directors of the Issuer or a committee thereof duly authorized by it to declare dividends on the Designated Senior Preferred Stock or take other action relating to the Designated Senior Preferred Stock; provided, for purposes of Section 7(c), the term Board of Directors shall refer to the Board of Directors and not to any committee thereof.
(b)
“CDFI” means a regulated community development financial institution currently certified by the CDFI Fund pursuant to 12 C.F.R. § 1805.201(a) as having satisfied the eligibility requirements of the Community Development Financial Institutions Program and that satisfies the eligibility requirements for a community development financial institution set forth in 12 C.F.R. § 1805.201 (b)(1) – (6).
(c)
“CDFI Fund” means the Community Development Financial Institution Fund of the United States Department of the Treasury.
(d)
“Common Stock” means the common stock, par value $1.00 per share, of the Issuer.
(e)
“Dividend Parity Stock” means any class or series of stock of the Issuer that ranks on a parity with the Designated Senior Preferred Stock as to dividend rights (without regard to whether dividends accrue cumulatively or non-cumulatively), including any class or series of stock of the Issuer (other than Common Stock, Designated Senior Preferred Stock or any class or series of stock identified in the definition of Junior Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Senior Preferred Stock as to dividend rights.
(f)
“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.
(g)
“Eligible Financial Institution” means a financial institution that is, as of the date of submitting an application to participate in the Emergency Capital Investment Program and as of the Signing Date (1)(i) a CDFI or (ii) a MDI; and (2)(i) an insured depository institution not controlled by a company registered as a bank holding company with the Federal Reserve pursuant to 12 U.S.C. § 1842 (a “Bank Holding Company”) or a company registered as a savings and loan holding company with the Federal Reserve pursuant to 12 U.S.C. § 1467(a) (a “Savings and Loan Holding Company”) that is also an Eligible Financial Institution, (ii) a Bank Holding Company; (iii) a Savings and Loan Holding Company; or (iv) any credit union the member accounts of which are insured by the National Credit Union Share Insurance Fund.
(h)
“First Optional Redemption Date” means September 15, 2027.
(i)
“Initial Aggregate Liquidation Amount” means $250,000,000.
(j)
“Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Senior Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
(k)
“Liquidation Amount” means $1,000 per share of Designated Senior Preferred Stock.
(l)
“Liquidation Preference Parity Stock” means any class or series of stock of the Issuer that ranks on a parity with Designated Senior Preferred Stock as to rights on liquidation, dissolution or winding up of the Issuer (without regard to whether dividends accrue cumulatively or non-cumulatively), including any other class or series of stock of the Issuer (other than Common Stock, Designated Senior Preferred Stock or any class or series of stock identified in the definition of Junior Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Senior Preferred Stock as to rights on liquidation, dissolution or winding up of the Issuer.
(m)
“MDI” means a minority depository institution, (i) as defined in section 308 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (12 U.S.C. § 1463 et seq.); or (ii) considered to be a minority depository institution by the National Credit Union Administration or the “appropriate Federal banking agency” as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), as applicable; or (iii) as listed in the Federal Deposit Insurance Corporation’s Minority Depository Institutions List published for the third quarter of 2020.
(n)
“Parity Stock” means Dividend Parity Stock and Liquidation Preference Parity Stock.
(o)
“Signing Date” means June 22, 2022.

Part 4. Certain Voting Matters. Holders of shares of Designated Senior Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Senior Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, BancPlus Corporation has caused this Certificate of Designations to be signed by William A. Ray, its President & CEO, this 22nd day of June, 2022.

BancPlus Corporation

By: /s/ William A. Ray

Name: William A. Ray

Title: President & Chief Executive Officer

Schedule A

STANDARD PROVISIONS

Section 2.
General Matters. Each share of Designated Senior Preferred Stock shall be identical in all respects to every other share of Designated Senior Preferred Stock. The Designated Senior Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Senior Preferred Stock shall rank equally with Dividend Parity Stock with respect to the payment of dividends, shall rank equally with Liquidation Preference Parity Stock with respect to the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer and shall rank senior to Common Stock and, as applicable, other Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.
Section 2.
Standard Definitions. As used herein with respect to Designated Senior Preferred Stock:
(a)
“Acquiror” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.
(b)
“Aggregate Baseline” means the “Aggregate Baseline Qualified Lending” set forth in the Applicable Quarterly Supplemental Report relating to the Last Reset Date. Notwithstanding the foregoing, if the Applicable Quarterly Supplemental Report relating to the Last Reset Date is restated pursuant to Section 4.1(g)(ii) of the Securities Purchase Agreement, “Aggregate Baseline” shall mean the “Aggregate Baseline Qualified Lending” set forth on such restated Applicable Quarterly Supplemental Report.
(c)
“Aggregate Increase in Qualified Lending” means the Aggregate Qualified Lending minus the Aggregate Baseline.
(d)
“Aggregate Qualified Lending” means the “Aggregate Annual Qualified Lending” set forth in the Applicable Quarterly Supplemental Report relating to the Last Reset Date. Notwithstanding the foregoing, if the Applicable Quarterly Supplemental Report relating to the Last Reset Date is restated pursuant to Section 4.1(g)(ii) of the Securities Purchase Agreement,

“Aggregate Qualified Lending” shall mean the “Aggregate Annual Qualified Lending” set forth on such restated Applicable Quarterly Supplemental Report.
(e)
“Annual Reset Period” means the period from and including the First Reset Date, to, but excluding, the next following Reset Date, and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date; provided that the last Annual Reset Period will be the period from and including the Reset Date immediately preceding the Tenth Anniversary to, but excluding, the Last Reset Date. Each Reset Date “relates” to the Annual Reset Period commencing on such Reset Date, and vice versa (with the words “related” and “relating” having correlative meanings).
(f)
“Applicable Dividend Rate” has the meaning set forth in Section 3(a).
(g)
“Applicable Investment Amount” means the Initial Aggregate Liquidation Amount, subject to adjustment pursuant to Section 3(a)(v).
(h)
“Applicable Quarterly Supplemental Report” means, for the First Reset Date, the Quarterly Supplemental Report for the most recently completed calendar quarter for which the due date has occurred and, for each Reset Date thereafter, the Quarterly Supplemental Report for the most recently completed calendar quarter.
(i)
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” for the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(j)
“Average Annual Increase in Qualified Lending” means the “Average Annual Increase in Qualified Lending” set forth in the Applicable Quarterly Supplemental Report relating to the Last Reset Date, which is based on the Aggregate Increase in Qualified Lending over a nine-year period preceding the Last Reset Date. Notwithstanding the foregoing, if the Applicable Quarterly Supplemental Report relating to the Last Reset Date is restated pursuant to Section 4.1(g)(ii) of the Securities Purchase Agreement, “Average Annual Increase in Qualified Lending” shall mean the “Average Annual Increase in Qualified Lending” set forth on such restated Applicable Quarterly Supplemental Report.
(k)
“Average Applicable Investment Amount” means the “Average Applicable Investment Amount” set forth in the Applicable Quarterly Supplemental Report relating to the Last Reset Date.
(l)
“Bank Holding Company” means a company registered as a bank holding company with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1842.
(m)
“Baseline” means the “Baseline Qualified Lending” set forth on the Initial Supplemental Report, subject to adjustment pursuant to Section 3(a)(iv). Notwithstanding the foregoing, if the Initial Supplemental Report is restated pursuant to Section 4.1(g)(ii) of the Securities Purchase Agreement, “Baseline” shall mean the “Baseline Qualified Lending” set forth on such restated Initial Supplemental Report, subject to adjustment pursuant to Section 3(a)(iv).

(n)
“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
(o)
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental action to close.
(p)
“Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
(q)
“Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Senior Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(r)
“Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document, as it may be amended from time to time, including the Certificate of Designations.
(s)
“Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next following Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Second Anniversary to, but excluding, the next succeeding Dividend Payment Date. Dividend Payment Dates and Dividend Periods will not be adjusted for Business Days.
(t)
“Dividend Record Date” has the meaning set forth in Section 3(b)(iii).
(u)
“First Reset Date” means the Second Anniversary.
(v)
“Holding Company Preferred Stock” has the meaning set forth in Section 7(d)(iv).
(w)
“Holding Company Transaction” means (a) any transaction (including, without limitation, any acquisition, merger or consolidation) a result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than fifty percent (50%) of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.
(x)
“Initial Supplemental Report” means the supplemental report delivered by the Issuer to Treasury prior to the Original Issue Date pursuant to the Securities Purchase Agreement.

(y)
“Last Reset Date” means the Dividend Payment Date immediately following the Tenth Anniversary, provided that if the Tenth Anniversary is a Dividend Payment Date, then the Last Reset Date shall be the date of the Tenth Anniversary.
(z)
“Liquidation Preference” has the meaning set forth in Section 4(a).
(aa)
“Ninth Anniversary” means the date that is nine (9) years from the Original Issue Date.
(bb)
“Original Issue Date” means the date on which shares of Designated Senior Preferred Stock are first issued.
(cc)
“Percentage Change in Qualified Lending” has the meaning set forth in Section 3(a)(ii).
(dd)
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
(ee)
“Preferred Director” has the meaning set forth in Section 7(c).
(ff)
“Preferred Observer” has the meaning set forth in Section 7(b).
(gg)
“Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Senior Preferred Stock.
(hh)
“Qualified Lending” means, with respect to any particular Reset Date other than the Last Reset Date, the “Annual Qualified Lending” set forth in the Applicable Quarterly Supplemental Report with respect to such Reset Date. Notwithstanding the foregoing, if the Applicable Quarterly Supplemental Report is restated pursuant to Section 4.1(g)(ii) of the Securities Purchase Agreement, “Qualified Lending” shall mean the “Annual Qualified Lending” set forth on such restated Applicable Quarterly Supplemental Report.
(ii)
“Quarterly Supplemental Report” means a quarterly supplemental report to be delivered by the Issuer to Treasury on or after the Original Issue Date pursuant to the Securities Purchase Agreement.
(jj)
“Rate Reduction Disqualifying Event” means any breach, violation or default by the Issuer of or under (i) (A) Section 104A of the Community Development Banking and Financial Institutions Act of 1994 (12 U.S.C. § 4701 et seq.), (B) any regulations promulgated thereunder, including, without limitation, the interim final rule promulgated by Treasury setting forth restrictions on executive compensation, share buybacks and dividends applicable to participants in the Emergency Capital Investment Program, originally codified at 31 C.F.R. Part 35 or (C) any additional rules or regulations established in connection with the Emergency Capital Investment Program or (ii) any covenant, agreement or obligation of the Issuer set forth in the Agreement or this Certificate of Designation, in each case, as determined by Treasury in its sole discretion. Notwithstanding the foregoing, a determination by the Issuer not to declare dividends for any Dividend Period or a default in the payment of dividends shall not give rise to a Rate Reduction Disqualifying Event.
(kk)
“Rate Reduction Disqualifying Period” means the period from and including the Dividend Payment Date immediately following the occurrence of a Rate Reduction Disqualifying Event (provided that if a Rate Reduction Disqualifying Event occurs on a Dividend Payment Date, the Rate Reduction Disqualifying Period shall commence on such Dividend Payment Date), to, but excluding, the Dividend Payment Date immediately following the occurrence of a Rate Reduction Termination Event. Any failure by Treasury to provide notice of a Rate Reduction Disqualifying Event or defect in such notice or the transmission thereof shall not affect the occurrence of a Rate Reduction Disqualifying Event or commencement or length of a Rate Reduction Disqualifying Period.
(ll)
“Rate Reduction Termination Event” means the determination by Treasury, in its sole discretion, that the Rate Reduction Disqualifying Event has terminated. For the avoidance of doubt, notwithstanding any actual or purported remediation or cure of the breach, violation or default giving rise to a Rate Reduction Disqualifying Event by the Issuer, a Rate Reduction Disqualifying Event shall be ongoing from and including the occurrence thereof unless and until Treasury, in its sole discretion, provides notice to the Issuer of the termination thereof.
(mm)
“Regulatory Capital Treatment Event” means the good faith determination by the Issuer that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Appropriate Federal Banking Agency) or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date, or (ii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the Original Issue Date, there is more than an insubstantial risk that the Issuer will not be entitled to treat the full Liquidation Amount of $1,000 per share of Designated Senior Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Appropriate Federal Banking Agency as then in effect and applicable, for so long as any share of Designated Senior Preferred Stock is outstanding.
(nn)
“Reset Date” means, as applicable, the (i) First Reset Date, (ii) (x) if the First Reset Date is not a Dividend Payment Date, each Dividend Payment Date immediately following each annual anniversary of the First Reset Date through the Dividend Payment Date immediately following the Ninth Anniversary or (y) if the First Reset Date is a Dividend Payment Date, each Dividend Payment Date occurring on each annual anniversary of the First Reset Date through the Dividend Payment Date occurring on the Ninth Anniversary, and (iii) the Last Reset Date. Reset Dates will not be adjusted for Business Days.
(oo)
“Savings and Loan Holding Company” means a company registered as a savings and loan holding company with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1467a(b).
(pp)
“Second Anniversary” means the date that is two (2) years from the Original Issue Date.

(qq)
“Securities Purchase Agreement” means the Letter Agreement, including the Securities Purchase Agreement – Standard Terms attached as Exhibit A thereto, entered into between the Issuer and Treasury on the Signing Date relating to Treasury’s purchase of the Designated Senior Preferred Stock.
(rr)
“Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Senior Preferred Stock.
(ss)
“Tenth Anniversary” means the date that is ten (10) years from the Original Issue Date.
(tt)
“Treasury” means the United States Department of the Treasury.
(uu)
“Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Senior Preferred Stock are entitled to vote as specified in Section 7(d), any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.
Dividends.
(a)
Rate.
(i)
The “Applicable Dividend Rate” for each Dividend Period shall be determined as follows:
(1)
From the Original Issue Date to, but excluding, the First Reset Date, the dividend rate on the Designated Senior Preferred Stock shall be zero percent (0%) per annum;
(2)
From and including the First Reset Date, to, but excluding, the Last Reset Date, during each applicable Annual Reset Period, the dividend rate on the Designated Senior Preferred Stock shall be the applicable rate, expressed as a percentage per annum, set forth in column “A” of the table in Section 3(a)(iii), in each case determined by reference to the Applicable Quarterly Supplemental Report submitted to Treasury for the Reset Date relating to such Annual Reset Period; provided that if the Issuer shall fail to timely submit a complete and accurate Applicable Quarterly Supplemental Report during any Annual Reset Period, the dividend rate on the Designated Senior Preferred Stock for the next Annual Reset Period shall be 2.0%;
(3)
From and including the Last Reset Date, the dividend rate on the Designated Senior Preferred Stock shall be the applicable rate, expressed as a percentage per annum, set forth in column “B” of the table in Section 3(a)(iii), determined by reference to the Applicable Quarterly Supplemental Report submitted to Treasury and relating to the Last Reset Date; provided that if the Issuer shall fail to timely submit a complete and accurate Applicable Quarterly Supplemental Report during the Annual Reset Period preceding the Last Reset

Date, the dividend rate on the Designated Senior Preferred Stock shall be 2.0% from and including the Last Reset Date; and
(4)
Notwithstanding the foregoing, during any Rate Reduction Disqualifying Period, the Applicable Dividend Rate shall be 2.0%.
(ii)
The “Percentage Change in Qualified Lending” used to determine the Applicable Dividend Rate for any Reset Date shall be the result of the following formulas, as applicable, expressed as a percentage:
(1)
With respect to each Reset Date other than the Last Reset Date: (i)(x) the Qualified Lending set forth in the Applicable Quarterly Supplemental Report minus (y) the Baseline, divided by (ii) the Applicable Investment Amount, and multiplied by (iii) 100.
(2)
With respect to the Last Reset Date: (i) the Average Annual Increase in Qualified Lending, divided by (ii) the Average Applicable Investment Amount, and multiplied by (iii) 100.

(iii)
The following table shall be used for determining the Applicable Dividend Rate:

If the Percentage Change in Qualified Lending is:	Column “A” – rate in effect during Annual Reset Periods	Column “B” – rate in effect from and including the Last Reset Date
Less than 200% of the Applicable Investment Amount (in the case of Section 3(a)(ii)(1)) or the Average Applicable Investment Amount (in the case of Section 3(a)(ii)(2))	2.0%	2.0%
More than or equal to 200%, but less than or equal to 400% of the Applicable Investment Amount (in the case of Section 3(a)(ii)(1)) or the Average Applicable Investment Amount (in the case of Section 3(a)(ii)(2))	1.25%	1.25%
More than 400% of the Applicable Investment Amount (in the case of Section 3(a)(ii)(1)) or the Average Applicable Investment Amount (in the case of Section 3(a)(ii)(2))	0.5%	0.5%

(iv)
If the Issuer has consummated or consummates a Business Combination, any other merger or consolidation with or acquisition of another entity, since and including, the quarter ended on September 30, 2020, then, with respect to each such transaction, the Baseline shall be increased and, thereafter for each Annual Reset Period, the Baseline shall be the “Adjusted Baseline Qualified Lending” as calculated and set forth on the Applicable

Quarterly Supplemental Report submitted to Treasury for the Reset Date relating to such Annual Reset Period. Such Adjusted Baseline Qualified Lending shall also factor into the determination of the Aggregate Baseline, as provided in the instructions for the Quarterly Supplemental Reports.
(v)
If the Issuer has consummated or consummates a Business Combination, any other merger or consolidation with or acquisition of another entity that has also issued preferred stock or subordinated debt to Treasury through Treasury’s Emergency Capital Investment Program, the Applicable Investment Amount shall be adjusted to reflect the amount of the preferred stock or subordinated debt, as the case may be, issued by such entity to Treasury and, from and after any such Business Combination, or other merger, consolidation or acquisition, the Applicable Investment Amount shall be the “Adjusted Investment Amount” set forth on the Applicable Quarterly Supplemental Report submitted to Treasury for the Reset Date. Such adjustments shall also factor into the determination of the Average Applicable Investment Amount, as provided in the instructions for the Quarterly Supplemental Reports.
(b)
Payments.
(i)
Holders of Designated Senior Preferred Stock shall be entitled to receive, on each share of Designated Senior Preferred Stock if, as and when declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period at a rate per annum equal to the Applicable Dividend Rate for such Dividend Period on the Liquidation Amount per share of Designated Senior Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date occurring after the Second Anniversary. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, that day shall nevertheless be the Dividend Payment Date but the dividend payment due on that date will be postponed to the next day that is a Business Day, and no additional dividends will accrue or be payable as a result of that postponement.
(ii)
Dividends that are payable on Designated Senior Preferred Stock with respect to any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
(iii)
Any dividends that are payable on Designated Senior Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Senior Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
(iv)
Holders of Designated Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Senior Preferred Stock as specified in this Section

3 (subject to the other provisions of the Certificate of Designations). Because the Applicable Dividend Rate from, and including, the Original Issue Date to, but excluding, the Second Anniversary is zero percent (0%) per annum, holders of Designated Senior Preferred Stock shall not be entitled to receive any dividends with respect to any Dividend Period ending on or prior to the Second Anniversary.
(c)
Non-Cumulative. Dividends on shares of Designated Senior Preferred Stock shall be non-cumulative. If the Board of Directors does not declare a dividend on the Designated Senior Preferred Stock with respect to any Dividend Period, the holders of Designated Senior Preferred Stock shall have no right to receive any dividend with respect to such Dividend Period, and the Issuer shall have no obligation to pay a dividend with respect to such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Senior Preferred Stock.
(d)
Priority of Dividends.
(i)
So long as any share of Designated Senior Preferred Stock remains outstanding, (x) no dividend or distribution shall be declared or paid on any Junior Stock or Parity Stock (other than dividends payable solely in shares of stock that ranks junior to the Designated Senior Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding up of the Issuer), subject to the immediately following paragraph in the case of Dividend Parity Stock, (y) no Junior Stock or Dividend Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries, and (z) no monies shall be paid or made available for any sinking fund for the redemption of Junior Stock or Dividend Parity Stock, unless full dividends on all outstanding shares of Designated Senior Preferred Stock with respect to the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Senior Preferred Stock on the applicable record date) and the Issuer is not in default on its obligation to redeem any shares of Designated Senior Preferred Stock that have been called for redemption.
(ii)
If the Board of Directors elects to declare only partial instead of full dividends for a dividend payment date and related dividend period (which terms include, in the case of Designated Senior Preferred Stock, the Dividend Payment Dates and Dividend Periods provided for herein) on the shares of Designated Senior Preferred Stock or any Dividend Parity Stock, then to the extent permitted by the terms of the Designated Senior Preferred Stock and each outstanding series of Dividend Parity Stock, such partial dividends shall be declared on shares of Designated Senior Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Designated Senior Preferred Stock or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Designated Senior Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Designated Senior Preferred Stock.
(iii)
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Senior Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.
Liquidation Rights.
(a)
Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Senior Preferred Stock shall be entitled to receive for each share of Designated Senior Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer (including, without limitation, general creditors, subordinated debtholders and, if the Issuer is a depository institution, depositors), before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Senior Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any declared and unpaid dividends (without accumulation of undeclared dividends) on each such share (such amounts collectively, the “Liquidation Preference”).
(b)
Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Senior Preferred Stock and the corresponding amounts payable with respect to any Liquidation Preference Parity Stock, holders of Designated Senior Preferred Stock and the holders of such Liquidation Preference Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)
Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Senior Preferred Stock and the corresponding amounts payable with respect to any Liquidation Preference Parity Stock has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)
Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4(d), the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Senior Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
Section 5.
Redemption.
(a)
Optional Redemption. The Designated Senior Preferred Stock is perpetual and has no maturity date. The Issuer may, at its option, redeem the shares of Designated Senior Preferred Stock (i) in whole or in part, from time to time, on any Dividend Payment Date on or after the First Optional Redemption Date, or (ii) in whole but not in part at any time within ninety (90) days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the Liquidation Amount, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount with respect to any dividends that have not been declared prior to such date). The redemption price for any shares of Designated Senior Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent, if the shares of Designated Senior Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Payment Date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date. Notwithstanding the foregoing, the Issuer may not redeem shares of Designated Senior Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency to the extent required under capital rules applicable to the Issuer and without complying with the capital rules applicable to the Issuer.
(b)
No Sinking Fund. The Designated Senior Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Senior Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Senior Preferred Stock.
(c)
Notice of Redemption. Notice of every redemption of shares of Designated Senior Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Senior Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Senior Preferred Stock. Notwithstanding the foregoing, if shares of Designated Senior Preferred Stock or any depositary shares representing interests in the Designated Senior Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Senior Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Senior Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)
Partial Redemption. In case of any redemption of part of the shares of Designated Senior Preferred Stock at the time outstanding, the shares to be redeemed shall equal at least twenty percent (20%) of the number of originally issued shares of Designated Senior Preferred Stock, or all the then-outstanding shares (if the number of shares then outstanding is less than twenty percent (20%) of the number of originally issued shares of Designated Senior Preferred Stock) and, in any such case, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Senior Preferred Stock shall be redeemed from time to time, subject, as provided above, to the approval of the Appropriate Federal Banking Agency and to the capital adequacy rules applicable to the Issuer. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)
Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.
(f)
Status of Redeemed Shares. Shares of Designated Senior Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Designated Senior Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Senior Preferred Stock).
Section 6.
Conversion. Holders of Designated Senior Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.
Voting Rights.

(a)
General. The holders of Designated Senior Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)
Board Observation Rights. Whenever, at any time or times, dividends payable on the shares of Designated Senior Preferred Stock have not been declared and paid in full for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative (a “Preferred Observer”) selected by the holders of a majority of the outstanding shares of Designated Senior Preferred Stock, voting as a single class, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such Preferred Observer copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings (subject to disclosure limitations under applicable law); provided, that the holders of the Designated Senior Preferred Stock shall not be obligated to select a Preferred Observer, nor shall such Preferred Observer, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Senior Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Senior Preferred Stock for at least four (4) consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.
(c)
Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Senior Preferred Stock have not been declared and paid in full for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two (2) and the holders of the Designated Senior Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two (2) directors of the Board of Directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty (30) days later, the President or Secretary or equivalent officer of the Issuer shall, at the request of holders of at least twenty percent (20%) of the outstanding shares of Designated Senior Preferred Stock promptly call a special meeting for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until full dividends have been paid on the Designated Senior Preferred Stock for at least four (4) consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Senior Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors; provided, further, that if the holders of the Designated Senior Preferred Stock initially determine not to elect two (2) directors in accordance with the foregoing, then (i) there shall remain a vacancy or two (2) vacancies, as applicable, on the Board of Directors and (ii) the holders of the Designated Senior Preferred Stock, voting as a single class, shall continue to have the right, but not the obligation, to fill any such vacancy at any annual meeting of stockholders of the Issuer (or, at the request of holders of at least twenty percent (20%) of the outstanding shares of Designated Senior Preferred Stock, if the next annual meeting has not at the time been scheduled or at the time is scheduled to occur more than thirty (30) days later, the Issuer’s President or Secretary, or any officer of the

Issuer performing similar functions, shall promptly call a special meeting for that purpose) and to continue to elect up to two (2) Preferred Directors at each subsequent annual meeting of stockholders as provided above. Upon any termination of the right of the holders of shares of Designated Senior Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors authorized to be elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Senior Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of the Designated Senior Preferred Stock may choose a successor who shall hold office for the unexpired term with respect to which such vacancy occurred.
(d)
Class Voting Rights as to Particular Matters. So long as any shares of Designated Senior Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least two-thirds (66 2/3%) of the shares of Designated Senior Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)
Authorization of Senior Stock. Any amendment or alteration of the (i) Certificate of Designations for the Designated Senior Preferred Stock or (ii) the Charter, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Senior Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
(ii)
Amendment of Designated Senior Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Senior Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Senior Preferred Stock;
(iii)
Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(iv) below, any consummation of a binding share exchange or reclassification involving the Designated Senior Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Senior Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Senior Preferred Stock immediately prior to such consummation, taken as a whole; or
(iv)
Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Senior Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to non-cumulative dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Senior Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Senior Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Senior Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Senior Preferred Stock.

(e)
Changes after Provision for Redemption. No vote or consent of the holders of Designated Senior Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Senior Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(f)
Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Senior Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Senior Preferred Stock is listed or traded at the time.
Section 8.
Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Senior Preferred Stock may deem and treat the record holder of any share of Designated Senior Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.
Section 9.
Notices. All notices or communications with respect to the Designated Senior Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Senior Preferred Stock or any depositary shares representing interests in the Designated Senior Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Senior Preferred Stock in any manner permitted by such facility.
Section 10.
No Preemptive Rights. No share of Designated Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11.
Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.
Section 12.
Other Rights. The shares of Designated Senior Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

IN WITNESS WHEREOF, BancPlus Corporation has caused this Composite of the Articles of Incorporation to be signed by Kirk A. Graves, its President and Chief Executive Officer, this 6th day of August, 2026.

BANCPLUS CORPORATION

Date:	August 6, 2026
/s/ Kirk A. Graves
Kirk A. Graves
Chairman, President and Chief Executive Officer